[LETTERHEAD OF CITADEL HOLDING CORPORATION]

CONFIDENTIAL

December 14, 1993

Mr. Steve Wesson
622 Gayer Drive
Monte Nido, Calabasas
California, 91302

Dear Steve:

I am pleased that you have agreed to assume the position of President & CEO of Doran Street Real Estate Corporation, a subsidiary of Citadel Holding Corporation (Citadel), subject to Board approval of your appointment. As you know, Citadel and Fidelity Federal Bank (Fidelity) are contemplating a transaction which would involve transferring certain assets from Fidelity to Citadel's newly formed subsidiary, Doran Street Real Estate Corporation. (This transaction will be referred to as "the Doran Street Transaction", hereafter).

Everyone who spoke with you was most impressed with your qualifications, and conclude that you fit our vision of the ideal person to oversee that important function.

The remainder of this letter sets forth the terms and conditions of your employment, as we have mutually agreed:

1.  CORPORATE TITLE:  President & CEO, Doran Street Real Estate Corporation

2.  REPORTING TO:

    a. Immediate (as defined below): President & Chief Executive Officer of Citadel

    b. Long-term (as defined below): Chairman of the Board of Directors of Citadel




                                 Exhibit 10.20
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Mr. Steve Wesson
December 14, 1993
Page 2

3.  EMPLOYMENT START DATE:

    a. Immediate: Interim employment commencing November 15, 1993. We understand that you are currently subject to a consulting contract with your former employer, but that the terms of that contract do not preclude your full-time employment with another entity. We also understand that you do not anticipate that the amount of time required to perform to your consulting contract will interfere substantially with your duties at Doran Street and that the contract expires in July, 1994.

    b. Long Term: Employment effective pursuant to formal written contract with establishment and commencement of operations, on the effective date of the Doran Street Transaction. It is contemplated by the parties to the employment contract that while Doran Street may exist as a formal entity in the immediate future, it may be several months before the Doran Street Transaction is consummated. If the Doran Street Transaction is not consummated for any reason, no long-term employment, hence no formal written contract is contemplated.

4.  EMPLOYMENT CONTRACT PROVISIONS:

    a. Immediate: Employment is at will, on a month-to-month basis, except that if you are terminated without cause you will be entitled to three months salary as severance pay.

    b. Long Term: Initial contract providing for a maximum of 24 months of severance, reduced monthly to a rolling maximum of 12 months severance, at the end of the first year of employment, and continuing thereafter. The written contract will provide for its effectiveness as of the date the Doran Street Transaction is consummated.

5.  ANNUAL CASH COMPENSATION (IMMEDIATE AND LONG-TERM):

    a.  Annual Salary: $225,000, paid bi-weekly over 26 pay periods/year.

    b. Annual Bonus: Preliminary thoughts include: Generally, 3% of pre-tax income in excess of income required to generate a 12% pre-tax return on equity employed to shareholders--subject to a minimum annual bonus of $75,000. Specific provisions wil be designed and incorporated into the employment contract.

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Mr. Steve Wesson
December 14, 1993
Page 3

6. LONG-TERM BONUS: Preliminary thoughts include: Upon the sale of Doran Street or at the end of 5 years, whichever is sooner, a long-term bonus = to 3% of Doran Street market value (as determined by J.P. Morgan or a similar investment banking entity, in the event that Doran Street is not publicly traded) that is in excess of the employed shareholder equity investment + 12% compound annual return LESS the value of all bonus and retirement or deferred compensation payments or accruals made during the period. Specific provisions will be designed and incorporated into the employment contract.

7. RETIREMENT OR DEFERRED COMPENSATION: $45,000 pre-tax annual contribution to a qualified retirement vehicle on your behalf, or the same amount in deferred compensation. This amount would be funded or accrued at the end of each fiscal year for which you are employed. If you are terminated other than for cause prior to the end of a fiscal year, you would be entitled to a prorated portion of such retirement or deferred compensation.

8.  EXECUTIVE BENEFITS/PERQUISITES

    a.  Immediate:

        (1)  Auto Allowance: $1,150.00 per month.

        (2)  Executive Medical Insurance (under Fidelity Federal Bank plan):
             Reimbursement of up to $10,000 uninsured medical costs in excess of those covered by group medical plans, providing IRS guidelines followed.

        (3) Others: Club memberships and other benefits determined on an "as needed" basis.

    b.  Long-term:

        (1)  Reasonable auto allowance policy, as established by Doran Street.

        (2) Reasonable medical insurance, expense reimbursement, vacation accrual, and other benefits as established by Doran Street.

        (3) Others: Club memberships determined on an "as needed" basis and subject to prior approval by Citadel's Chairman of the Board.

Mr. Steve Wesson
December 14, 1993
Page 4

NOTE: ALL PROPOSED PROVISIONS FOR INCLUSION IN THE WRITTEN EMPLOYMENT CONTRACT ARE SUBJECT TO CONTINUING DISCUSSIONS AND DESIGN OF SPECIFICS WITHIN THE 30 DAYS FOLLOWING EMPLOYMENT START DATE. FURTHER, NONE OF THE ABOVE PROPOSED PROVISIONS HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS AS YET. NO EMPLOYMENT PROVISIONS DESCRIBED HEREIN, IMMEDIATE OR LONG-TERM, SHALL BE ENFORCEABLE, ABSENT BOARD APPROVAL.

This letter intends to reflect our respective current understandings and does not constitute an employment contract. Please acknowledge acceptance of the foregoing terms and conditions by signing in the space provided below and returning one of the copies of this letter to my attention. In the meantime, if you have any questions or need further information, please call.

Once again, Steve, we believe we have found the right individual for the job and that you will make a valuable addition to our team. We look forward to working with you soon.

Best regards,

/s/ RICHARD M. GREENWOOD
Richard M. Greenwood
President and CEO

AGREED AND ACCEPTED:

/s/ STEVE WESSON                            14th December 1993
- -----------------                       ------------------------
  Steve Wesson                          Date